Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

Quantum Executive Pete Martinez Invited to Participate
in University Health Seminar

WELLINGTON, Fla. (February 11, 2009) - The Quantum Group, Inc. (NYSE Alternext US: QGP) (www.QuantumMD.com) announced today that Pete Martinez, Senior Vice President and Chief Technology & Innovations Officer, has been invited to participate with the St. Thomas University Healthcare Seminar later today entitled “Challenges and Opportunities in Healthcare in these Economic Times.”  Martinez will contribute to the event as a panelist along with executives from leading area hospitals, large insurance organizations, university researchers and industry executives.

Martinez commented, “The opportunity to engage in dialogue with industry leaders is essential to the forward momentum we expect for the transformation of the healthcare industry.  The spotlight is shining on healthcare from Washington and the time to act is now.  It is exciting to participate and collaborate with this caliber of talent and experience as we search for ways to unify what is considered to be among the most fragmented and broken industries of our nation.”

The St. Thomas University Seminar has been developed with leaders from the healthcare community and the University of Miami.  Approximately 200 attendees are expected to be present.  The seminar runs from 4 PM to 7 PM and is being held in the George & Evelyn S. Goldbloom Convocation Hall at St. Thomas University in Miami Gardens, Florida.

Martinez leads the Quantum team responsible for the development of PWeR™ (Personal Wellness electronic Record), the platform the Company believes is the next generation of healthcare information technology and is in-line with President Obama’s agenda for healthcare reform.  PWeR goes beyond the application approach inherent in traditional electronic medical record (EMR) services to provide an integrated platform that includes EMR, Practice Management (PM), billing, e-Labs, e-Prescriptions, disease management, medical home (tier 3 qualified), messaging, kiosks and many other key functions.  PWeR is a web-based platform that is hosted by IBM.  The Company is presenting PWeR at the Pri-Med South Expo occurring February 13 - 15 at the Broward Convention Center in Ft. Lauderdale, Florida.

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain  management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Relating specifically to this release, the Company can not give assurances that a final agreement will be reached with IBM or that once one is reached that the Company will have the resources to perform and/or be profitable for the Company.  Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" “could” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  We have further risk in the deployment of our technology platform, the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it. We are subject further to interruptions of service. Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com